Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD QUARTERLY EARNINGS

QUINCY, January 20, 2021 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank (the “Bank”), today announced record earnings for the fourth quarter of 2020 of $4.3 million, an increase of $0.4 million, or 10%, from $3.9 million for the three months ended December 31, 2019. Earnings per diluted share increased to $0.82 for the three months ended December 31, 2020, up $0.08 from $0.74 for the fourth quarter of 2019. For the year ended December 31, 2020, Plumas Bancorp (the “Company”) reported net income of $14.5 million, a decrease of $1.0 million, or 7%, from $15.5 million for the year ended December 31, 2019. Earnings per diluted share decreased to $2.77 for the year ended December 31, 2020, down $0.20 from $2.97 for 2019.

Financial Highlights

December 31, 2020 compared to December 31, 2019

●	Total assets increased by $246 million, or 28%, to $1.1 billion.
●	Gross loans increased by $90 million, or 15%, to $710 million.
●	Total deposits increased by $227 million, or 30%, to $974 million.
●	Total equity increased by $15.6 million to a record level of $100 million.
●	Book value per share increased by $2.97, or 18%, to $19.33, up from $16.36.
●	Nonperforming assets as a percentage of total assets declined to 0.27%.
●	The allowance for loan losses to total loans, excluding PPP loans, increased to 1.55%

President’s Comments

Reflecting on the past year, Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank, stated, “United by the challenges and successes of a year in which we experienced a global pandemic, region-wide fires and power outages, and economic recession, Plumas Bank stands together with our clients and communities to move forward in recovery and with resilience.

Throughout 2020 banks stabilized the economy by acting as conduits of stimulus funds and offering deferrals and other forms of fiscal support. Plumas Bank addressed the well-being of clients, personnel, and communities by offering non-contact services via our mobile and online banking technologies, enacting optional federal initiatives for pandemic-related leave and tax deferments, and donating $15,000 to food banks in our communities which were then matched up to $10,000 by the Federal Home Loan Bank of San Francisco. To increase our resilience, Plumas Bank also installed solar panels on the Quincy branch along with a battery back-up system to allow for continuity of services in the event of power outages.”

Looking ahead, Ryback commented, “We have strengthened our reserves and continue to evaluate opportunities in light of the low-rate environment. Additionally, we continue to assess and address risks, including increased fraud and cybersecurity threats, by investing in enhanced monitoring and protection systems. With the recent approval of a second stimulus package, Plumas Bank is prepared to assist existing and new clients in navigating the Paycheck Protection Program process.”

Ryback remarked, “As we conclude our 40th year, we would like to thank our shareholders, clients, team members, directors, and communities whose support and commitment have allowed us to deliver on our guiding principle, Plumas Bank - HERE. For Good.”

Loans, Deposits, Investments and Cash

Gross loans increased by $90 million, or 15%, from $620 million at December 31, 2019 to $710 million at December 31, 2020. The three largest areas of growth in the Company’s loan portfolio were $69 million in commercial loans, $36 million in commercial real estate loans and $1 million in auto loans. The three largest decreases were $6 million in construction loans, $6 million in agricultural loans and $3 million in residential real estate loans. While construction loans were down from December 31, 2019 levels, we have seen a significant increase in demand for quality construction projects and expect this category to increase in the coming months. The increase in commercial loans relates to Payroll Protection Program (PPP) loans which totaled $71 million at December 31, 2020. Unamortized loan fees net of unamortized loan costs on these loans totaled $2.2 million at December 31, 2020.

We have instituted loan forbearance programs to assist borrowers with managing cash flows disrupted due to COVID-19.  As of December 31, 2020, there were 113 loan forbearance agreements outstanding which allow for the deferral of up to 6 months in payments representing approximately $37.4 million in loan balances.

The following table presents loans under forbearance programs by loan type as of December 31, 2020 with the expected month that payments are to resume, dollars in thousands.

	Month Payments Resume
Loan Type	January	February	March	April	Other	Total
Commercial	$395	$-	$578	$240	$37	$1,250
Real Estate - Residential	-	-	-	2,274	-	2,274
Real Estate - Commercial	11,968	3,283	-	15,568	366	31,185
Equity Lines of Credit	-	-	-	197	-	197
Automobile	74	480	673	600	493	2,320
Other	9	4	14	24	76	127
Total	$12,446	$3,767	$1,265	$18,903	$972	$37,353

Total deposits increased by $227 million from $747 million at December 31, 2019 to $974 million at December 31, 2020. We attribute much of this increase to retention of proceeds from PPP loans, a more cautious consumer, and continued growth in our customer base. The increase in deposits includes increases of $185 million in demand deposits, $60 million in savings accounts, $83 million in money market accounts, and $2 million in time deposits. These increases were partially offset by a decrease of $103 million in interest-bearing demand deposits.

During November 2020 we eliminated our interest-bearing demand deposit products transferring these accounts to either money market accounts or non-interest bearing demand accounts based on product type. We made this change in order to simplify our product offerings in light of the changes to Federal Reserve Board Regulation D which no longer limits the number of transfers or withdrawals from Money Market or Savings accounts.

At December 31, 2020, 53% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $20 million from $159 million at December 31, 2019 to $179 million at December 31, 2020. Cash and due from banks increased by $138 million from $47 million at December 31, 2019 to $185 million at December 31, 2020.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at December 31, 2020 totaled $3.0 million, up from $2.8 million at December 31, 2019. Nonperforming assets as a percentage of total assets decreased to 0.27% at December 31, 2020 down from 0.33% at December 31, 2019. OREO declined by $304 thousand from $707 thousand at December 31, 2019 to $403 thousand at December 31, 2020. Nonperforming loans at December 31, 2020 were $2.5 million, up $0.5 million from $2.0 million at December 31, 2019. Nonperforming loans as a percentage of total loans increased to 0.36% at December 31, 2020, up from 0.33% at December 31, 2019.

The provision for loan losses increased from $1.5 million during the twelve months ended December 31, 2019 to $3.2 million during 2020. We have added a new specific pandemic qualitative factor to our allowance for loan loss calculation and have increased the qualitative factors related to economic conditions. These changes resulted in the need for additional loan loss provision during the current year. Net charge-offs totaled $516 thousand and $1.2 million during the twelve months ended December 31, 2020 and 2019, respectively. The allowance for loan losses totaled $9.9 million at December 31, 2020 and $7.2 million at December 31, 2019. The allowance for loan losses as a percentage of total loans was 1.39% at December 31, 2020 and 1.17% at December 31, 2019. Excluding PPP loans, the allowance for loan losses as a percentage of total loans at December 31, 2020 totaled 1.55%.

Shareholders’ Equity

Total shareholders’ equity increased by $15.6 million from $84.5 million at December 31, 2019 to $100.1 million at December 31, 2020. The largest component of the $15.6 million increase was earnings during the twelve-month period totaling $14.5 million. In addition, we recorded an increase in accumulated other comprehensive income of $2.7 million, from $2.0 million at December 31, 2019 to $4.7 million at December 31, 2020. Stock option activity increased shareholders’ equity by $0.3 million. During 2020 the Company paid three 12 cent per share quarterly cash dividends which had the effect of reducing shareholders’ equity by $1.9 million.

Net Interest Income and Net Interest Margin

Net interest income was $10.5 million for the three months ended December 31, 2020, an increase of $1.1 million from the same period in 2019. The increase in net interest income includes an increase of $920 thousand in interest income and a decrease of $130 thousand in interest expense. Interest and fees on loans increased by $1.3 million related to the amortization of loan fees/costs on PPP loans. During the current quarter we recorded amortization of loan fees net of loan costs on PPP loans totaling $1.6 million. This includes normal amortization on our PPP portfolio and the effect of $48 million in PPP loan forgiveness. Average loan balances increased by $125 million; however, the average yield on loans decreased by 26 basis points from 5.66% during the fourth quarter of 2019 to 5.40% during the current quarter. The reduction in loan yield includes the effect of a reduction in market rates, including a decline in the average prime rate of 1.6% largely offset by the amortization of loan fees on PPP loans as discussed above. Interest on investment securities declined by $224 thousand related to a decline in yield of 57 basis points to 1.92%. Interest on cash balances declined by $138 thousand related to a decline in the rate paid on these balances from 1.66% during the fourth quarter of 2019 to 0.11% during the current quarter. This decline in rate was partially offset by an increase in average balance of $128 million. Net interest margin for the three months ended December 31, 2020 decreased 70 basis points to 3.90%, down from 4.60% for the same period in 2019.

Net interest income for the year ended December 31, 2020 was $38.4 million, an increase of $841 thousand from the $37.6 million earned in 2019. Interest income increased by $322 thousand as an increase in average interest earning assets of $164 million was partially offset by a decline in the average yield on interest earning assets of 82 basis points to 4.15%. Interest expense declined by $519 thousand including declines of $133 thousand on money market accounts, $190 thousand on time deposits and $146 thousand on junior subordinated debentures. Net interest margin for the twelve months ended December 31, 2020 decreased 73 basis points to 4.02%, down from 4.75% in 2019.

Non-Interest Income/Expense

During the three months ended December 31, 2020, non-interest income totaled $2.2 million, an increase of $140 thousand from the three months ended December 31, 2019. A reduction in NSF fees of $141 thousand which we attribute primarily to the pandemic was offset by increases in other items the largest of which was an increase of $319 thousand in gain on sale of SBA loans. Gains on sale of loans were abnormally low during the fourth quarter of 2019 at $79 thousand. During the current quarter we recorded gains totaling $398 thousand.

During the twelve months ended December 31, 2020, non-interest income totaled $8.5 million, an increase of $328 thousand from $8.1 million during 2019. This increase included a one-time gain totaling $218 thousand on sale of one of the Company’s administrative buildings. A portion of this building was used as record storage for Plumas Bank while the rest of the building was available for rental to third parties. Plumas Bank has entered into a five-year lease at a cost of $1,600 per month on that portion of the property used for its record storage.

Other significant increases in non-interest income were $194 thousand in interchange fees and $477 thousand in gain on sale of SBA loans. The largest decline in non-interest income was $372 thousand in service charges which primarily was related to a decline in NSF fee income. Gains on sale of loans totaled $1.3 million during 2020 and $867 thousand in 2019.

During the three months ended December 31, 2020, total non-interest expense increased by $854 thousand from the comparable period in 2019. The largest components of this increase were increases of $445 thousand in salary and benefit costs and a decrease of $257 thousand in gains on sale of OREO. The increase in salary expense includes an increase in loan sale commissions of $119 thousand, a $127 thousand increase in salary continuation expense and a $91 thousand reduction in the deferral for loan origination fees. The increase in commissions is consistent with the increase in gain on sale of SBA 7(a) loans while the increase in salary continuation expense was related to a reduction in the discount rate used to accrue these future payments from 5% to 4%. Gains on sale of OREO declined from $266 thousand during the three months ended December 31, 2019 to $9 thousand during the current quarter. During the three months ended December 31, 2019, Plumas Bank recorded a net gain on the sale of two OREO properties totaling $266 thousand.

During the twelve months ended December 31, 2020, non-interest expense increased by $922 thousand. Increases in expense included $273 thousand in salary and benefit expense, $338 thousand in outside services fees, $266 thousand in gain on sale of OREO, $187 thousand in deposit insurance expense and $124 thousand in advertising expense. The largest reduction in non-interest expense was $210 thousand in business development expense. This reduction in business development expense which includes travel, training and entertainment expenses was mostly related to the pandemic.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the northern California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates three loan production offices: two located in the northern California counties of Placer and Butte and one located in the southern Oregon county of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Jamie Huynh

Investor Relations

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8908

investorrelations@plumasbank.com

PLUMAS BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of December 31,
	2020	2019	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$184,909	$46,942	$137,967	293.9%
Investment securities	179,613	159,320	20,293	12.7%
Loans, net of allowance for loan losses	700,795	616,036	84,759	13.8%
Premises and equipment, net	14,016	14,629	(613)	-4.2%
Bank owned life insurance	13,526	13,184	342	2.6%
Real estate acquired through foreclosure	403	707	(304)	-43.0%
Accrued interest receivable and other assets	18,314	14,373	3,941	27.4%
Total assets	$1,111,576	$865,191	$246,385	28.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$973,974	$747,324	$226,650	30.3%
Accrued interest payable and other liabilities	27,138	23,052	4,086	17.7%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	1,011,422	780,686	230,736	29.6%
Common stock	7,656	7,312	344	4.7%
Retained earnings	87,753	75,144	12,609	16.8%
Accumulated other comprehensive income, net	4,745	2,049	2,696	131.6%
Shareholders’ equity	100,154	84,505	15,649	18.5%
Total liabilities and shareholders’ equity	$1,111,576	$865,191	$246,385	28.5%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE YEAR ENDED DECEMBER 31,	2020	2019	Dollar Change	Percentage Change

Interest income	$39,624	$39,302	$322	0.8%
Interest expense	1,228	1,747	(519)	-29.7%
Net interest income before provision for loan losses	38,396	37,555	841	2.2%
Provision for loan losses	3,175	1,500	1,675	111.7%
Net interest income after provision for loan losses	35,221	36,055	(834)	-2.3%
Non-interest income	8,463	8,135	328	4.0%
Non-interest expense	23,732	22,810	922	4.0%
Income before income taxes	19,952	21,380	(1,428)	-6.7%
Provision for income taxes	5,477	5,868	(391)	-6.7%
Net income	$14,475	$15,512	$(1,037)	-6.7%

Basic earnings per share	$2.80	$3.01	$(0.21)	-7.0%
Diluted earnings per share	$2.77	$2.97	$(0.20)	-6.7%

FOR THE THREE MONTHS ENDED DECEMBER 31,	2020	2019	Dollar Change	Percentage Change

Interest income	$10,769	$9,849	$920	9.3%
Interest expense	277	407	(130)	-31.9%
Net interest income before provision for loan losses	10,492	9,442	1,050	11.1%
Provision for loan losses	375	600	(225)	-
Net interest income after provision for loan losses	10,117	8,842	1,275	14.4%
Non-interest income	2,154	2,014	140	7.0%
Non-interest expense	6,362	5,508	854	15.5%
Income before income taxes	5,909	5,348	561	10.5%
Provision for income taxes	1,627	1,467	160	10.9%
Net income	$4,282	$3,881	$401	10.3%

Basic earnings per share	$0.83	$0.75	$0.08	10.7%
Diluted earnings per share	$0.82	$0.74	$0.08	10.8%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

(Unaudited)

	Year Ended			Three Months Ended
	12/31/2020	12/31/2019	12/31/2018	12/31/2020	12/31/2019
EARNINGS PER SHARE
Basic earnings per share	$2.80	$3.01	$2.74	$0.83	$0.75
Diluted earnings per share	$2.77	$2.97	$2.68	$0.82	$0.74
Weighted average shares outstanding	5,177	5,155	5,108	5,182	5,163
Weighted average diluted shares outstanding	5,230	5,228	5,219	5,234	5,231
Cash dividends paid per share[1]	$0.36	$0.46	$0.36	$0.12	$0.23

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.43%	1.82%	1.83%	1.50%	1.76%
Return on average equity	15.5%	20.2%	23.3%	17.4%	18.5%
Yield on earning assets	4.15%	4.97%	4.87%	4.00%	4.79%
Rate paid on interest-bearing liabilities	0.25%	0.39%	0.30%	0.22%	0.36%
Net interest margin	4.02%	4.75%	4.70%	3.90%	4.60%
Noninterest income to average assets	0.83%	0.95%	1.16%	0.76%	0.91%
Noninterest expense to average assets	2.34%	2.68%	2.86%	2.23%	2.49%
Efficiency ratio[2]	50.6%	49.9%	52.0%	50.3%	48.1%

	12/31/2020	12/31/2019	12/31/2018
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$9,902	$7,243	$6,958
Allowance for loan losses as a percentage of total loans	1.39%	1.17%	1.23%
Nonperforming loans	$2,536	$2,050	$1,117
Nonperforming assets	$2,970	$2,813	$2,340
Nonperforming loans as a percentage of total loans	0.36%	0.33%	0.20%
Nonperforming assets as a percentage of total assets	0.27%	0.33%	0.28%
Net charge-offs	$516	$1,215	$711
Net charge-offs as a percentage of average loans	0.07%	0.21%	0.14%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,182	5,166	5,137
Shareholders' equity	$100,154	$84,505	$66,932
Book value per common share	$19.33	$16.36	$13.03
Tangible common equity[3]	$99,432	$83,584	$65,748
Tangible book value per common share[4]	$19.19	$16.18	$12.80
Tangible common equity to total assets	8.9%	9.7%	8.0%
Gross loans to deposits	72.9%	82.9%	77.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.2%	10.4%	9.3%
Common Equity Tier 1 Ratio	14.2%	13.1%	11.8%
Tier 1 Risk-Based Capital Ratio	14.2%	13.1%	11.8%
Total Risk-Based Capital Ratio	15.4%	14.2%	13.0%

(1)

The Company paid  quarterly dividends of 12 cents per share on May 15, 2020, August 14, 2020 and November 16, 2020 and it paid a semi-annual dividend of  23 cents per share on November 15, 2019 and May 15, 2019.

(2)	Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3)	Tangible common equity is defined as common equity less core deposit intangibles.
(4)	Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.